ICP Solar and EPOD Solar Sign LOI for Potential Merger

MONTREAL, Dec. 30, 2009 (GLOBE NEWSWIRE) -- ICP Solar Technologies Inc. (OTCBB:ICPR - News) (Frankfurt:K1U - News), a developer and marketer of innovative, proprietary solar panels and products, announced that it has signed an LOI with EPOD Solar Inc., a Canadian based Company headquartered in Kelowna, British Columbia. EPOD is a vertically integrated solar energy company that develops and operates a portfolio of solar parks in Europe and North America. EPOD's business covers key phases of solar power business operations from panel manufacturing to power generation. It manufactures solar panels for deployment in its own solar parks and installs the solar panels through its internally developed expertise. EPOD also manufactures and sells solar parks to third party clients.

Strategic Partners

-- Peterborough Utilities Inc. ("PUI") an Ontario, Canada based utility company owned by the city of Peterborough with whom EPOD has an option agreement to sell solar parks for over $32M;

-- Northland Power, a Canadian developer, operator, and owner of power plants with 459 MW of power generating projects in operation or under construction and over 3,600 MW in development with whom EPOD has a binding term sheet in place for the installation of up to 73MW worth of solar parks and whereby Northland Power would contribute 55% of the build out costs;

-- Aecon Construction, the largest Canadian publicly traded construction company (TSX:AER - News) with a market cap of over $800M, with whom EPOD has an MOU in place for the co-development of solar parks whereby Aecon Construction would be responsible for the construction activities and would contribute up to 20% of the equity needs of 20 megawatts of solar parks.

Manufacturing Capacity:

EPOD through its Opti Solar Tech Inc. subsidiary owns a 30MW solar panel manufacturing facility in Hayward, California which utilizes its proprietary amorphous silicon solar PV manufacturing technology and is working with the Canadian, Ontario and German governments in obtaining a grant and Loans for a solar panel manufacturing facility in Ontario ,Canada and Thuringen, Germany.

"ICP Solar's potential merger with EPOD Solar would represent a great opportunity for the shareholders of both companies and move ICP further along its new strategic direction. The senior management of both companies has many years of combined, complementary solar industry experience and the agreements that EPOD has in place with significant strategic partners should greatly assist the combined companies in benefitting from the significant growth of the solar power industry," said Sass Peress, CEO of ICP solar. "As well, we are still very committed to the consumer goods market and that this merger gives us far greater leverage in vendor supply arrangements than ever before."

About ICP Solar Technologies:

ICP Solar is a developer and marketer of solar panels, solar monitoring and power management solutions. Through the application of its own intellectual property and next-generation technologies, the Company aims to be the solar industry's innovation leader. For the past 20 years, ICP Solar has been a lead innovator in the consumer solar market and has now begun to apply that same innovation philosophy to the OEM, rooftop and power generation segment of the solar industry. ICP Solar's management has over 50 years of experience in the renewable energy sector. ICP Solar markets its products under its sunsei(R) brand and, in the solar charger category, is the global licensee of the Energizer(R) brand. The company's headquarters are located in Montreal, Canada, with an R&D center in St. John's, Canada and additional locations in the United States, Ireland, France and UK. Additional information may be found at www.icpsolar.com, www.energizersolar.com and www.energizersolar.eu.

About EPOD Solar

EPOD Solar, Inc. ("EPOD" or the "Company") is a vertically integrated solar energy company that develops and operates a portfolio of solar parks in Europe and North America. EPOD's business covers key phases of solar power business operations from panel manufacturing to power generation. It manufactures solar panels for deployment in its own solar parks and installs the solar panels through its internally developed expertise. For more information about EPOD Solar, go to http://www.epodsolar.com.

This release may contain forward-looking statements. Often, but not always, forward-looking statements can be identified by the use of words such as "expects," "plans," "estimates," "intends," "believes," "could," "might," "will" or variations of such words and phrases. Forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of ICP Solar Technologies Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks and uncertainties which are described under the caption "Note Regarding Forward-looking Statements" and "Key Information - Risk Factors" and elsewhere in ICP Solar Technologies Inc.'s Annual Report for the fiscal year ended January 31, 2009, as filed on EDGAR at www.sec.gov. The risk factors identified in ICP Solar Technologies Inc. Annual Report are not intended to represent a complete list of factors that could affect ICP Solar Technologies Inc. Accordingly, readers should not place undue reliance on forward-looking statements. ICP Solar Technologies Inc. does not assume any obligation to update the forward-looking information contained in this press release.

Contact:

ICP Solar Technologies, Inc.
Sass Peress, President and CEO
514-270-57770